NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

United Fuel & Energy REPORTS RESULTS
FOR THE First QUARTER OF 2007

Midland, Texas - May 15, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S. today announced its financial and operational results for the three months ended March 31, 2007.
•	First quarter 2007 operating income grew 41% over first quarter 2006 to $1.8 million;
•
First quarter 2007 net income increased 285% to $381,000, over first quarter 2006, before the impact of a $256,000 preferred stock dividend, resulting in net income applicable to common equity of $125,000.

•	First quarter 2007 diluted earnings per share were $0.02 compared to $0.01 for the first quarter of 2006.

First Quarter Results

Revenue for the first quarter of 2007 was $76.7 million compared to revenue of $75.5 million for the same quarter in 2006. The slightly higher revenue was primarily due to a 3.2% increase in selling prices for fuel and lubricant products, offset by a 1.6% decline in sales volumes to 33.2 million gallons. Diesel fuel volumes decreased primarily due to a slight decline in drilling activity in the Company’s operating areas, but were partially offset by an increase in gasoline and propane sales. Also in the first quarter of 2007, cost of sales declined 2.3% compared to the first quarter of 2006, which contributed to a 41% increase in operating income to $1.8 million in the 2007 first quarter. Gross profit increased by $2.8 million or 32%, to $11.4 million and our gross profit per gallon increased 36% in the first quarter of 2007 over the comparable period of 2006.

Net income applicable to common equity was $125,000 (net of a $256,000 preferred stock dividend) for the first quarter of 2007, versus net income of $99,000 for the same period in 2006. The company completed a preferred stock offering in April 2006 and therefore there were no preferred dividends in the first quarter of 2006. Diluted earnings per share in the first quarter of 2007 was $0.02 on weighted average shares outstanding of 22.6 million, compared to $0.01 per diluted shares for the first quarter of 2006 on weighted average share outstanding of 12.8 million.

EBITDA (earnings before interest, income taxes, depreciation and amortization and certain other non-cash items) for the first quarter of 2007 was $2.5 million, a 46% increase compared to EBITDA of $1.7 million in the first quarter of 2006. A reconciliation of EBITDA to net income is provided at the end of this release.

“Throughout the first quarter we continued to focus on expanding our margins by controlling our unit costs and improving our unit prices which increased our unit margins by 36%,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “We also made progress towards several organic growth initiatives, which are expected to result in the opening of two new territories in the upcoming months. With the Reamax acquisition closed effective May 1, we have substantially completed the integration process and anticipate good results from our new operation in Arizona. Arizona is a high growth market that will help us further diversify our customer base, including adding additional construction and mining customers.”

2007 Financial Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions, divestitures or financings that may be completed after the date of this news release. Revenue guidance is based on the assumption that fuel prices remain in the same range as during the first quarter of 2007. In addition, the Company’s guidance ranges are based on the assumption that current market conditions in the Company’s businesses will continue through at least the end of 2007.

Calendar year 2007: The Company estimates that for the full year of 2007, revenue will range between $325 million and $360 million and EBITDA will range between $11.5 million and $13.5 million.

Conference Call

United Fuel will host a conference call to discuss its 2007 first quarter financial results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) tomorrow, May 16, 2007. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2125 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through May 23, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11090327#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy Corporation, headquartered in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which was the Eddins-Walcher Company. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Wholesale fuels and lubricants (to commercial customers).
•	Card lock operation (unattended re-fueling of commercial vehicles).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through approximately 21 branch locations and over 100 card lock (unattended) fuel sites. United Fuel currently has approximately 300 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”. Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income follows:

Reconciliation of EBITDA To Net Income
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2007	2006
EBITDA	$2,492	$1,704
Less:
Depreciation & Amortization	638	458
Interest Expense	1,046	1,009
Income Tax Expense	271	74
Other Non Cash Expenses	156	64
Net Income	$381	$99
Preferred Stock Dividend	256	-
Net Income Applicable to Common	$125	$99

Reconciliation of 2007 Projected EBITDA with Projected Net Income:

EBITDA	$11.5	to	$13.5 million
Less:
Depreciation and Amortization	3.2	to	3.2 million
Interest Expense	4.1	to	4.3 million
Income Tax Expense	1.6	to	2.3 million
Net Income	$2.6	to	$3.7 million
Preferred Dividend	1.0	to	1.0 million
Net Income Application to Common	$1.6	to	$2.7 million

- Tables to Follow -

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Revenues
Sales	$75,830	74,711
Other	900	806
Total revenues	76,730	75,517

Cost of sales	65,348	66,885
	11,382	8,632
Gross profit

Expenses
Operating	4,899	3,513
General and administrative	4,191	3,522
Depreciation, amortization and accretion	520	340
Total expenses	9,610	7,375

Operating income	1,772	1,257

Other income (expense)
Interest expense	(1,046)	(1,009)
Amortization of debt issue costs	(118)	(118)
Other income (expense), net	44	43
Total other expenses	(1,120)	(1,084)

Income before income taxes	652	173

Income tax expense	271	74

Net income	$381	$99

Cumulative preferred stock dividend	$256	$-

Net income applicable to common equity	$125	$99

Net income per common share:
Basic	$0.01	$0.01
Diluted	$0.02	$0.01

Weighted average common shares outstanding:
Basic	14,070	12,548
Diluted	22,603	12,834

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$890	$3,951
Accounts receivable, net	45,867	47,025
Other receivables	741	1,583
Inventories, net of allowance	12,678	11,559
Prepaid expense	1,023	982
Deferred taxes	584	592
Total current assets	61,783	65,692

PROPERTY, PLANT AND EQUIPMENT, net	25,131	22,972

OTHER ASSETS
Cash value of life insurance	2,769	2,744
Goodwill	2,028	2,028
Debt issuance costs, net	836	537
Other	552	202
Total other assets	6,185	5,511
	$93,099	$94,175

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$2,278	$1,832
Accounts payable	19,100	17,015
Accrued and other current liabilities	2,645	2,906
Accrued income taxes	383	1,086
Total current liabilities	24,406	22,839

OTHER LIABILITIES
Long-term debt, less current maturities	44,940	47,968
Asset retirement obligations	175	172
Deferred income taxes	1,347	1,501
Total other liabilities	46,462	49,641

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock- 8% Cumulative convertible Series A, $0.001 par value; 5,000,000 shares authorized, 12,800 shares issued and outstanding at March 31, 2007 and
December 31, 2006
Common stock - $0.001 par value, 55,000,000 shares authorized, 14,115,066 issued and outstanding at March 31, 2007;
13,748,202 issued and outstanding at December 31, 2006	14	14
Paid-in capital	17,809	17,399
Retained earnings	4,408	4,282
Total stockholders' equity	22,231	21,695

	$93,099	$94,175

The accompanying notes are an integral part of these consolidated financial statements.

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